W.W. GRAINGER, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
For the Fourth Quarter Ended December 31, 2004
(Unaudited)

Company Contacts: W. D. Chapman 847-535-0881 N. A. Hobor 847-535-0065 Issued: January 27, 2005

Fourth Quarter Highlights

•     Sales of $1.3 billion were up 11% on a daily basis versus 2003. This represents a record fourth quarter.

•     Operating earnings for the quarter were $124 million, an increase of 14% versus 2003. This represents a record quarter.

•     Earnings per share for the quarter were $0.98, up 46% versus $0.67 in 2003. This represents a record quarter.

•     Included in the $0.98 per share is $0.11 per share related to the realization of certain tax benefits.  For 2005, the Company is projecting a 1.0% reduction in its effective tax rate to 37.0%.

Contents

I. II. III. IV.	EARNINGS REVIEW BALANCE SHEET DATA CASH FLOW DATA BUSINESS SEGMENT RESULTS EXHIBITS A. Daily Sales Growth by Segment B. Sales by Segment C. Operating Earnings by Segment	2 4 5 6 10 11 13

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

I.  EARNINGS REVIEW

	Net Sales

	Three Months Ended			Full Year Ended
	($ in millions)
	12/31/04	12/31/03	Inc/(Dec)	12/31/04	12/31/03	Inc/(Dec)
Net Sales	$1,265	$1,154	10%	$5,050	$4,667	8%

Sales Days	2004	2003
Fourth Quarter	63	64
Total Year	255	255

Sales in the fourth quarter benefited from the economy, market share gains, ongoing strategic initiatives and a favorable Canadian exchange rate.

	Daily Sales Inc/(Dec) 2004 vs. 2003
2004 Month	Total Company	Branch-based Distribution	Lab Safety	Integrated Supply
October	9.7%	10.4%	6.3%	0.1%
November	8.3	9.6	2.4	(10.3)
December	16.2	17.8	8.4	(6.0)

Fourth Quarter	11.3	12.5	5.7	(5.3)
Full Year	8.2	8.5	10.2	(0.3)

Daily sales were up 11% driven by an increase in the Branch-based Distribution segment and Lab Safety, partially offset by a decrease at Integrated Supply. The increase in the Branch-based Distribution segment was primarily driven by strengthening manufacturing and commercial sectors and a favorable Canadian exchange rate. Lab Safety’s increase was driven by growth in the sales of labware, material handling products, and signs and labels. The decrease at Integrated Supply was due to the disengagement of two large customers in late 2003 and the slowdown at two large existing customers, partially offset by incremental sales at sites added during 2004.

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

Operating Earnings

	Three Months Ended			Full Year
	($ in millions)
	12/31/04	12/31/03	Inc/(Dec)	12/31/04	12/31/03	Inc/(Dec)
Operating Earnings	$124	$109	14%		$440	$387	13%
Operating Margin	9.8%	9.4%	0.4	pp	8.7%	8.3%	0.4	pp
ROIC*					24.1%	20.5%	3.6	pp

The Company’s operating earnings were $124 million for the fourth quarter of 2004 versus $109 million for the fourth quarter of 2003. The operating earnings improvement was driven by the Branch-based Distribution segment reflecting higher gross profit margins and warehouse productivity. Partially offsetting these improvements were increased expenses related to market expansion and information technology initiatives, as well as higher commission, bonus and profit sharing accruals. The Branch-based segment’s improvement was partially offset by lower earnings at the Integrated Supply segment and higher operating expenses at headquarters. The higher operating expenses at headquarters related to increases in payroll and benefits, primarily driven by increased bonus and profit sharing accruals.

The increase in ROIC was primarily attributable to higher operating earnings and improved asset turnover.

Other Income and Expense

For the 2004 fourth quarter, “Other Income and Expense” was $3.4 million of income versus $4.3 million of expense for the 2003 quarter. The increase is primarily attributable to the following: net interest income in 2004 versus net interest expense in 2003, an improvement in the results of unconsolidated entities and a $1.2 million gain on the sale of a facility. Additionally, the 2003 quarter included $1.9 million in expense for the write-down of investments in two Asian joint ventures.

Income Taxes

The Company’s effective income tax rate was 29.5% for the 2004 fourth quarter and 40.9% for the 2003 fourth quarter. This change in effective tax rate included the effects of a lower tax rate in Canada and the realization of tax benefits related to operations in Mexico and to capital losses; these reduced the rate 2.0 percentage points. The remaining reduction in the 2004 rate, which increased earnings per share by $0.11, was primarily the result of realized capital loss carrybacks related to investments in securities and the resolution of federal and state tax contingencies. For 2005, the Company is projecting a 1.0% reduction in its effective tax rate to 37.0%, excluding the effects of equity in unconsolidated entities.

 *See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

II.  BALANCE SHEET DATA

        Selected Balance Sheet data as of December 31, 2004 (preliminary) and 2003 follow:

	2004	2003
ASSETS	($ in thousands)
Cash and Cash Equivalents	$429,246	$402,824
Accounts Receivable-net (1)	480,894	431,896
Inventories (2)	700,559	661,247
Other Current Assets	149,318	137,446

Total Current Assets	1,760,017	1,633,413
Property, Buildings, and Equipment-net (3)	761,573	731,992
Investments in Unconsolidated Entities	25,602	22,822
All Other Assets	267,186	236,451

Total Assets	$2,814,378	$2,624,678

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long-Term Debt	$9,485	$144,135
Trade Accounts Payable	289,388	257,806
Other Current Liabilities (4)	368,890	304,699

Total Current Liabilities	667,763	706,640
Long-Term Debt	--	4,895
All Other Liabilities	79,169	68,008
Shareholders’ Equity (5)	2,067,446	1,845,135

Total Liabilities and Shareholders’ Equity	$2,814,378	$2,624,678

(1)	Accounts receivable-net increased by $49 million, or 11%, due to higher December sales.

(2)	Inventories increased by $39 million, or 6%, primarily in the Branch-based Distribution segment.

(3)	Depreciation and amortization of property, buildings, and equipment amounted to $19 million for the 2004 fourth quarter and $16 million for the 2003 fourth quarter.

(4)	Other current liabilities increased $64 million, or 21%, primarily attributable to increased accruals for profit sharing and bonus, driven by improved performance. In addition, volume increases contributed to higher sales tax accruals.

(5)	Common stock outstanding as of December 31, 2004 was 90,597,427 shares as compared with 91,020,989 shares at December 31, 2003. The Company repurchased 117,000 shares during the 2004 fourth quarter bringing the total for the year to 2.0 million shares. As of December 31, 2004, approximately 7.1 million shares of common stock remained under the current share repurchase authorization.

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

III.  CASH FLOW DATA

       The following is a summarized cash flow statement for the twelve months ended December 31, 2004 (preliminary) and 2003:

	Full Year Ended December 31,
	($ in thousands)
	2004	2003
Cash Flows from Operating Activities:
Net Earnings	$286,923	$226,971
Depreciation and Amortization	98,256	90,253
Gains on Sales of Investment Securities	(50)	(1,208)
Write-down of Investments	--	1,614
(Income) Losses in Unconsolidated Entities	(996)	4,209
(Increase) Decrease in Accounts Receivable — net	(44,775)	2,069
(Increase) Decrease in Inventories	(30,728)	83,530
(Increase) Decrease in Prepaid Expenses	(9,087)	(7)
Increase (Decrease) in Trade Accounts Payable	29,302	(37,420)
Increase (Decrease) in Other Current Liabilities	66,084	9,307
Other — net	9,778	14,790

Net Cash Provided by Operating Activities	404,707	394,108

Cash Flows from Investing Activities:
Additions to Property, Buildings,
and Equipment — net	(110,635)	(61,920)
Additions for Capitalized Software	(32,482)	(6,422)
Net Cash Paid for Business Acquisition	--	(36,713)
Other — net	750	(226)

Net Cash Used in Investing Activities	(142,367)	(105,281)

Cash Flows from Financing Activities:
Net Decrease in Short-Term Debt	--	(2,967)
Net Decrease in Long-Term Debt	(140,800)	(1,597)
Cash Dividends Paid and Purchase of
Treasury Stock — net	(178,260)	(108,485)
Other — net	80,175	15,171

Net Cash Used in Financing Activities	(238,885)	(97,878)

Exchange Rate Effect on Cash and Cash
Equivalents	2,967	3,347

Net Increase in Cash and Cash
Equivalents from beginning of year	$26,422	$194,296

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

IV.  BUSINESS SEGMENT RESULTS

BRANCH-BASED DISTRIBUTION

	Three Months Ended			Full Year Ended
	($ in millions)
	12/31/04	12/31/03	Inc/(Dec)	12/31/04	12/31/03	Inc/(Dec)
Sales	$1,143	$1,032	11%		$4,520	$4,167	8%
Operating Earnings	$134	$110	23%		$461	$390	18%
Operating Margin	11.8%	10.6%	1.2	pp	10.2%	9.4%	0.8	pp
ROIC*					27.4%	22.7%	4.7	pp

North American Branch Network
Number of Branches

	2004 Fourth Quarter
	09/30/04	Opened	Closed	12/31/04
United States
Branch	390	5	1	394
Will Call Express	14	2	--	16
Canada	164	2	--	166
Mexico	5	1	--	6

Total	573	10	1	582

	2004 Year-to-Date
	12/31/03	Opened	Closed	12/31/04
United States
Branch	389	9	4	394
Will Call Express	7	10	1	16
Canada	174	2	10	166
Mexico	5	1	--	6

Total	575	22	15	582

Net Sales – Daily sales for this segment were up 12% for the quarter, reflecting the stronger North American economy, market share gains and ongoing strategic initiatives in the United States, and a favorable Canadian exchange rate.

Daily sales in the United States were up 13% versus 2003 reflecting growth across most customer segments, led primarily by manufacturing. National account sales within these customer segments were up 16% for the quarter, while sales to government accounts were up 5%. Sales through the grainger.com Web site were $157 million, a 27% increase versus fourth quarter 2003 sales of $124 million.

Daily sales in Phase 1 under the market expansion program (Atlanta, Denver and Seattle) were up 12% for the quarter and the full year. This phase is approximately 90% complete. Daily sales in Phase 2 (covering four markets in Southern California) were up 15% for the quarter. This phase is now approximately 50% complete. Phase 3 (Houston, St. Louis, and Tampa), initiated mid-year 2004, is less than 50% complete.

*See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

BRANCH-BASED DISTRIBUTION (continued)

Daily sales in Canada increased 15% for the quarter versus 2003 due to a stronger economy and the effect of a favorable Canadian exchange rate. In local currency, daily sales for this business were up 7%.

Daily sales in Mexico were up 18% for the quarter versus 2003 driven by an improving economy, expanded telesales operation, the relocation to a larger branch in Mexico City and one new branch in Queretaro.

Operating Earnings – Operating earnings for the 2004 fourth quarter were up 23% compared with the 2003 period, the result of higher sales and increased gross profits, partially offset by operating expenses, which grew faster than sales.

The gross profit margin was up 3.3pp versus the comparable 2003 quarter. Contributing to the improvement in gross profit margin were lower product purchase costs, higher volume discounts and the positive effect of product mix.

Operating expenses increased faster than sales, up 19% for the quarter. The operating expense growth was primarily driven by increased costs related to strategic initiatives and higher sales commission, bonus and profit sharing accruals. These increases were mitigated by non-commission payroll growing slower than sales due to productivity improvements, primarily in the logistics network.

LAB SAFETY

	Three Months Ended			Full Year Ended
	($ in millions)
	12/31/04	12/31/03	Inc/(Dec)	12/31/04	12/31/03	Inc/(Dec)
Sales	$78	$75	4%		$337	$305	10%
Operating Earnings	$9	$9	(2)%		$45	$42	9%
Operating Margin	11.6%	12.4%	(0.8	)pp	13.5%	13.7%	(0.2	)pp
ROIC*					37.4%	36.9%	0.5	pp

Net Sales – Daily sales increased 6% for the quarter for Lab Safety, the Company’s direct marketing business. The increase in sales was primarily driven by sales growth of labware, material handling products and signs and labels. Sales through Lab Safety’s Web sites were up 24% for the quarter.

Operating Earnings – Operating earnings for the 2004 fourth quarter were down 2%. Operating expenses grew faster than sales due in part to the upgrade of Lab Safety’s data processing system, higher catalog media costs and higher bonus expense related to the strong performance for the year.

 *See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

INTEGRATED SUPPLY

	Three Months Ended			Full Year Ended
	($ in millions)
	12/31/04	12/31/03	Inc/(Dec)	12/31/04	12/31/03	Inc/(Dec)
Sales	$48	$51	(7)%		$211	$212	--%
Operating Earnings	$(1.0)	$0.5	(282)%		$2.5	$3.2	(23)%
Operating Margin	(2.1)%	1.1%	(3.2	)pp	1.2%	1.5%	(0.3	)pp
ROIC*					25.1%	30.7%	(5.6	)pp

Net Sales – Daily sales were down 5% for the quarter. Incremental sales at ten customer locations added since the fourth quarter of 2003 were more than offset by disengagements at two large customers in late 2003. Sales were also down at two large existing customers. Sales for this business unit include product sales and management fees.

Operating Earnings – The operating earnings decrease was primarily related to higher data processing expenses and bad debt expense versus the prior year.

As announced late last year, in 2005 Integrated Supply will no longer offer on-site integrated puchasing and tool crib management services. The Company’s Industrial Supply division plans to fulfill, but not renew, existing Integrated Supply contracts.

Beginning January 1, 2005, Integrated Supply will no longer be reported as a separate segment. It will be merged into the Industrial Supply division within the Branch-based Business segment.

Comments Regarding Emerging Issues Task Force Issue 02-16
In 2003, the Company adopted those provisions relating to vendor funded advertising allowances per Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. As a result of the transition rules for EITF Issue 02-16, in 2003 the Company classified $7.9 million as a reduction of cost of merchandise sold rather than a reduction of operating (advertising) expenses. In 2004, most vendor funded advertising allowances were classified as a reduction of cost of merchandise sold. To maintain comparability, $16.3 million, $14.1 million, $10.7 million and $12.4 million were reclassified for each of the 2003 quarters, respectively.

*Footnote:
The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 13 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non-operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

Forward-Looking Statements

This document may contain forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “plans to fulfill”, “will be merged” or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the Company’s most recent annual report, as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission, containing a discussion of the Company’s business and of various factors that may affect it.

– End –

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

EXHIBIT A
Daily Sales Growth
by Segment

	2004 vs. 2003				2003 vs. 2002

		Branch-based	Lab	Integrated		Branch-based	Lab	Integrated
Month	Company	Distribution	Safety	Supply	Company	Distribution	Safety	Supply

January	4.7%	3.9%	19.6%	1.8%	0.6%	1.2%	-5.1%	-4.4%
February	5.9%	5.5%	17.4%	-0.7%	0.4%	0.8%	-2.9%	-2.1%
March	7.4%	7.1%	16.6%	1.6%	2.7%	2.7%	2.0%	6.8%
First Quarter	6.1%	5.5%	18.1%	1.3%	1.2%	1.6%	-2.0%	0.1%

April	6.1%	5.8%	12.0%	3.6%	-2.9%	-3.0%	6.1%	-11.2%
May	8.6%	9.1%	5.9%	1.0%	0.2%	-0.2%	10.8%	-6.6%
June	6.6%	7.0%	7.2%	-3.2%	-3.0%	-3.1%	5.1%	-12.1%
Second Quarter	7.1%	7.3%	8.3%	0.4%	-1.9%	-2.0%	7.3%	-10.0%

July	7.4%	7.3%	13.9%	1.4%	-2.4%	-2.2%	4.8%	-15.0%
August	8.9%	9.2%	8.7%	4.6%	-0.6%	-0.5%	4.6%	-8.7%
September	8.7%	9.3%	5.5%	0.0%	2.3%	2.8%	7.1%	-13.2%
Third Quarter	8.4%	8.6%	9.3%	2.0%	-0.2%	0.0%	5.7%	-12.3%

October	9.7%	10.4%	6.3%	0.1%	0.2%	-0.1%	9.6%	-6.8%
November	8.3%	9.6%	2.4%	-10.3%	3.9%	3.6%	10.8%	0.9%
December	16.2%	17.8%	8.4%	-6.0%	6.2%	5.1%	33.6%	-1.5%
Fourth Quarter	11.3%	12.5%	5.7%	-5.3%	3.0%	2.5%	16.1%	-2.8%

Full year	8.2%	8.5%	10.2%	-0.3%	0.5%	0.5%	6.5%	-6.3%

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

EXHIBIT B
Sales by Segment
($000’s)

4th Quarter
	Three Months ended December 31, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,142,774	78,391	47,985	1,269,150
Intersegment net sales	(3,654)	(541)	--	(4,195)

Net sales to external customers	1,139,120	77,850	47,985	1,264,955

	Three Months ended December 31, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,032,062	75,372	51,491	1,158,925
Intersegment net sales	(4,022)	(488)	--	(4,510)

Net sales to external customers	1,028,040	74,884	51,491	1,154,415

2004 vs. 2003
Total net sales	10.7%	4.0%	-6.8%	9.5%
Intersegment net sales	-9.1%	10.9%	--	-7.0%
Net sales to external customers	10.8%	4.0%	-6.8%	9.6%

Year
	Twelve Months ended December 31, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	4,519,951	336,720	211,065	5,067,736
Intersegment net sales	(15,873)	(2,078)	--	(17,951)

Net sales to external customers	4,504,078	334,642	211,065	5,049,785

	Twelve Months ended December 31, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	4,167,164	305,480	211,679	4,684,323
Intersegment net sales	(15,496)	(1,813)	--	(17,309)

Net sales to external customers	4,151,668	303,667	211,679	4,667,014

2004 vs. 2003
Total net sales	8.5%	10.2%	-0.3%	8.2%
Intersegment net sales	2.4%	14.6%	--	3.7%
Net sales to external customers	8.5%	10.2%	-0.3%	8.2%

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

EXHIBIT B
Sales by Segment
($000’s)

1st Quarter
	Three Months ended March 31, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,088,172	85,779	58,913	1,232,864
Intersegment net sales	(4,639)	(426)	--	(5,065)

Net sales to external customers	1,083,533	85,353	58,913	1,227,799

	Three Months ended March 31, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,014,872	71,489	57,272	1,143,633
Intersegment net sales	(3,929)	(435)	--	(4,364)

Net sales to external customers	1,010,943	71,054	57,272	1,139,269

2004 vs. 2003
Total net sales	7.2%	20.0%	2.9%	7.8%
Intersegment net sales	18.1%	-2.1%	--	16.1%
Net sales to external customers	7.2%	20.1%	2.9%	7.8%

2nd Quarter
	Three Months ended June 30, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,121,036	85,987	53,054	1,260,077
Intersegment net sales	(3,583)	(520)	--	(4,103)

Net sales to external customers	1,117,453	85,467	53,054	1,255,974

	Three Months ended June 30, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,044,732	79,387	52,829	1,176,948
Intersegment net sales	(3,900)	(387)	--	(4,287)

Net sales to external customers	1,040,832	79,000	52,829	1,172,661

2004 vs. 2003
Total net sales	7.3%	8.3%	0.4%	7.1%
Intersegment net sales	-8.1%	34.4%	--	-4.3%
Net sales to external customers	7.4%	8.2%	0.4%	7.1%

3rd Quarter
	Three Months ended September 30, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,167,970	86,563	51,113	1,305,646
Intersegment net sales	(3,998)	(591)	--	(4,589)

Net sales to external customers	1,163,972	85,972	51,113	1,301,057

	Three Months ended September 30, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,075,498	79,232	50,087	1,204,817
Intersegment net sales	(3,645)	(503)	--	(4,148)

Net sales to external customers	1,071,853	78,729	50,087	1,200,669

2004 vs. 2003
Total net sales	8.6%	9.3%	2.0%	8.4%
Intersegment net sales	9.7%	17.5%	--	10.6%
Net sales to external customers	8.6%	9.2%	2.0%	8.4%

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

EXHIBIT C
Operating Earnings by Segment
($000’s)

4th Quarter
	Three Months ended December 31, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	134,460	9,085	(990)	142,555
Unallocated expenses	--	--	--	(18,123)
Elimination of intersegment losses	--	--	--	15

Total consolidated operating earnings	134,460	9,085	(990)	124,447

	Three Months ended December 31, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	109,677	9,309	543	119,529
Unallocated expenses	--	--	--	(110,768)
Elimination of intersegment profits	--	--	--	(8)

Total consolidated operating earnings	109,677	9,309	543	108,753

2004 vs. 2003	22.6%	-2.4%	-282.3%	14.4%

Year
	Twelve Months ended December 31, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	461,367	45,467	2,461	509,295
Unallocated expenses	--	--	--	(69,781)
Elimination of intersegment losses	--	--	--	16

Total consolidated operating earnings	461,367	45,467	2,461	439,530

	Twelve Months ended December 31, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	390,183	41,885	3,201	435,269
Unallocated expenses	--	--	--	(48,009)
Elimination of intersegment losses	--	--	--	1

Total consolidated operating earnings	390,183	41,885	3,201	387,261

2004 vs. 2003	18.2%	8.6%	-23.1%	13.5%

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004

EXHIBIT C
Operating Earnings by Segment
($000’s)

1st Quarter
	Three Months ended March 31, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	106,093	11,814	1,053	118,960
Unallocated expenses	--	--	--	(18,211)
Elimination of intersegment profits	--	--	--	(1)

Total consolidated operating earnings	106,093	11,814	1,053	100,748

	Three Months ended March 31, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	91,025	10,853	1,134	103,012
Unallocated expenses	--	--	--	(11,605)
Elimination of intersegment profits	--	--	--	--

Total consolidated operating earnings	91,025	10,853	1,134	91,407

2004 vs. 2003	16.6%	8.9%	-7.1%	10.2%

2nd Quarter
	Three Months ended June 30, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	111,615	12,130	1,477	125,222
Unallocated expenses	--	--	--	(18,332)
Elimination of intersegment losses	--	--	--	1

Total consolidated operating earnings	111,615	12,130	1,477	106,891

	Three Months ended June 30, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	92,163	11,216	786	104,165
Unallocated expenses	--	--	--	(11,392)
Elimination of intersegment losses	--	--	--	7

Total consolidated operating earnings	92,163	11,216	786	92,780

2004 vs. 2003	21.1%	8.1%	87.9%	15.2%

3rd Quarter
	Three Months ended September 30, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	109,199	12,438	921	122,558
Unallocated expenses	--	--	--	(15,115)
Elimination of intersegment losses	--	--	--	1

Total consolidated operating earnings	109,199	12,438	921	107,444

	Three Months ended September 30, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	97,318	10,507	738	108,563
Unallocated expenses	--	--	--	(14,244)
Elimination of intersegment losses	--	--	--	2

Total consolidated operating earnings	97,318	10,507	738	94,321

2004 vs. 2003	12.2%	18.4%	24.8%	13.9%

W.W. Grainger, Inc. Supplemental Financial Information for the Fourth Quarter Ended December 31, 2004